Exhibit 16.1

May 26, 2005

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

RE: LAYCOR VENTURES CORP.
FILE REF. NO. 333-116229

We were previously the principal accountants for Laycor Ventures Corp. and we reported on the financial statements of Laycor Ventures Corp. as at the period ended March 31, 2004. As of May 24, 2005, we were not engaged as the principal accountants for Laycor Ventures Corp. We have read Laycor Ventures Corp.'s statements under Item 4 of its Form 8-K, dated May 24, 2005, and we agree with such statements.

For the most recent fiscal period of 2004, there has been no disagreement between Laycor Ventures Corp. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

"Morgan & Company"

Chartered Accountants